Exhibit 99.1

Carbonite Wins Non-Practicing Entity Patent Suit against Oasis Research

Boston, MA – March 27, 2013 – Carbonite, Inc. (NASDAQ: CARB), a leading provider of cloud backup solutions for consumers and small businesses, announced today that it prevailed at trial in a non-practicing entity (NPE) patent suit brought by Oasis Research LLC, after a Texas federal jury concluded that Oasis’ patents were invalid.

Oasis sued Carbonite and 17 other companies over four patents in August 2010. All of the defendant’s other than Carbonite and EMC Corp. settled or were dismissed before trial.

“We are very pleased with the outcome of the case and the jury’s decision” said Danielle Sheer, Vice President and General Counsel of Carbonite.

“Verdicts like ours against NPEs are too few and far between,” said David Friend, Chairman and CEO of Carbonite. “Fortunately, in the realm of NPE litigation, the laws are changing and the courts are changing. We hope that verdicts like ours will serve to raise awareness to the issues surrounding intellectual property and NPEs.”

Carbonite was represented by Matthew B. Lowrie and Kevin M. Littman of Foley & Lardner LLP, and by Andy Tindel, Attorney at Law. The case is Oasis Research LLC v. EMC Corp. et al., in the U.S. District Court for the Eastern District of Texas.

About Carbonite

Carbonite, Inc. (NASDAQ: CARB), is a leading provider of online backup solutions for consumers and small businesses. Subscribers in more than 100 countries rely on Carbonite to provide easy-to-use, affordable and secure cloud backup solutions with anytime, anywhere data access. Carbonite’s backup solution runs on both the Windows and Mac platforms. The company has backed up more than 300 billion files, restored nearly 20 billion files, and currently backs up more than 350 million files each day. For more information, please visit www.carbonite.com, twitter.com/carbonite, twitter.com/carbonitebiz, or facebook.com/CarboniteOnlineBackup.

Media Contact:

Erin Delaney

Carbonite

media@carbonite.com

617-421-5637

Heather Gordon

Finn Partners for Carbonite

heather.gordon@finnpartners.com

310-552-4123